Exhibit 4.7

FOURTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

By and Among

Quanterix Corporation;

the Founders as defined herein;

the Investors as defined herein

and

STRATEC as defined herein

Dated as of June 2, 2017

i

ii

FOURTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

This FOURTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (the “Agreement”) is made as of June 2, 2017, by and among Quanterix Corporation, a Delaware corporation (the “Company”), the individuals identified on Schedule A hereto as Founders (collectively, the “Founders,” and each individually, a “Founder”), the Persons identified on Schedule A hereto as the Investors (each, an “Investor” and collectively, the “Investors”), STRATEC Biomedical Systems AG (“STRATEC”), and any other stockholder or option holder who from time to time becomes party to this Agreement by execution of a Joinder Agreement in substantially the form attached hereto as Exhibit A.  The Founders, the Investors, STRATEC, and anyone who becomes a party to this Agreement pursuant to Section 7.16 below are sometimes referred to herein collectively as the “Stockholders,” and each individually, a “Stockholder.”

WHEREAS, on the date hereof, certain of the Investors are purchasing shares of the Company’s Series D-1 Preferred Stock, par value $0.001 per share (the “Series D-1 Preferred Stock”), pursuant to that certain Series D-1 Preferred Stock Purchase Agreement dated as of the date hereof between the Company and the Investors (the “Purchase Agreement”);

WHEREAS, certain of the Investors additionally hold shares of the Company’s Series A-1 Preferred Stock, par value $0.001 per share (the “Series A-1 Preferred Stock”), Series A-2 Preferred Stock, par value $0.001 per share (the “Series A-2 Preferred Stock”), Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), Series C Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), Series C-1 Preferred Stock, par value $0.001 per share (the Series C-1 Preferred Stock”), and Series D Preferred Stock, par value $0.001 per share (the Series D Preferred Stock”) as set forth in Schedule A of this Agreement;

WHEREAS, STRATEC holds shares of the Company’s Series A-3 Preferred Stock, par value $0.001 per share (the “Series A-3 Preferred Stock”), as set forth in Schedule A of this Agreement;

WHEREAS, the Founders hold shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”) as set forth in Schedule A of this Agreement;

WHEREAS, it is a condition to the obligations of the Investors under the Purchase Agreement that this Agreement be executed by the parties hereto, and the parties are willing to execute this Agreement and be bound by the provisions hereof;

WHEREAS, the parties hereto desire to agree upon the terms on which the securities of the Company, now or hereafter outstanding and held by them, will be held, transferred and voted;

WHEREAS, the Company and certain of the Stockholders are parties to that certain Third Amended & Restated Stockholders Agreement dated as of March 18, 2016, as amended on March 31, 2017 (the “Prior Agreement”);

WHEREAS, Section 8.3 of the Prior Agreement provides that the Prior Agreement may be amended by a written agreement executed by (i) the Company, and (ii) a Preferred Majority (as defined in the Prior Agreement); provided, however, that amendments to certain sections of the Prior Agreement additionally require the written consent of (iii) ARCH Venture Fund VI, L.P., (iv)  Flagship Ventures Fund 2004, L.P., (v) Bain Capital (as defined below), (vi) bioMerieux (as defined below) and (vii) a majority-in-interest of the holders of Common Stock then outstanding; and

WHEREAS, the Company and the undersigned Stockholders, being the holders of the requisite number of shares necessary to amend the Prior Agreement pursuant to Section 8.3 of the Prior Agreement, desire that the Prior Agreement be amended and restated in its entirety to provide for the terms and conditions included herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

Section 1.                                           Definitions

Section 1.1.                                 Construction of Terms.  As used herein, the masculine, feminine or neuter gender, and the singular or plural number, shall be deemed to be or to include the other genders or number, as the case may be, whenever the context so indicates or requires.

Section 1.2.                                 Terms Not Defined.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

Section 1.3.                                 Number of Shares of Stock.  Whenever any provision of this Agreement calls for any calculation based on a number of shares of capital stock issued and outstanding or held by a Stockholder, the number of shares deemed to be issued and outstanding or held by that Stockholder, as applicable, shall be the total number of shares of Common Stock then issued and outstanding or owned by the Stockholder, as applicable, plus, without duplication, the total number of shares of Common Stock issuable upon the conversion of any Preferred Stock then issued and outstanding or owned by such Stockholder, as applicable.

Section 1.4.                                 Defined Terms.  The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.

An “Affiliate” of any Person means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person, including without limitation any general partner, managing member, officer or director of such Person or any investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company or investment adviser with, such Person.  A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

“Bain Capital” means Bain Capital Venture Fund 2005, L.P., BCIP Associates III, LLC, BCIP Associates III-B, LLC, RGIP, LLC and their affiliated funds.

“bioMerieux” means bioMerieux S.A.

“Board of Directors” means the Board of Directors of the Company.

“Charter” means the Company’s Amended and Restated Certificate of Incorporation in effect as of the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall mean Quanterix Corporation, a Delaware corporation and any successors thereto.

“Equity Incentive Plan” means the 2007 Stock Option and Grant Plan, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles.

“IPO” means the Company’s first underwritten public offering on a firm commitment basis covering the offer and sale of Common Stock.

“Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, purchases, or has purchased, Preferred Stock with an aggregate purchase price of at least $7,500,000.  For the avoidance of doubt, each T. Rowe Price Investor shall be deemed a Major Investor.

“Person” means an individual, a corporation, an association, a joint venture, a partnership, a limited liability company, an estate, a trust, an unincorporated organization and any other entity or organization, governmental or otherwise.

“Preferred Director” shall have the meaning given that term in the Charter.

“Preferred Majority” means the Investors holding not less than sixty percent (60%) of the outstanding Shares held by all of the Investors, calculated in accordance with Section 1.3 hereof.

“Preferred Stock” means the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock, together with any shares issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or in replacement of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Preferred Stockholder” means each Stockholder that holds shares of Preferred Stock.

“Restricted Stockholder” means (i) each Stockholder, excluding any Investor who is not also a Founder, that beneficially owns at least 1% of the Shares, (ii) solely for the purposes of Sections 3.1-3.3, 3.7 and 3.8, Tufts so long as it owns shares of Common Stock (excluding shares of Common Stock issued upon conversion of Preferred Stock) solely with respect to such shares of Common Stock, (iii) The David R. Walt 2008 Irrevocable Family Trust, Stephanie M. Walt, Rachel M. Huff, Martin Madaus and (iv) STRATEC, so long as it owns shares of Common Stock or shares of Series A-3 Preferred Stock convertible into Common Stock.

“Securities Act” means the Securities Act of 1933, as amended.

“Series C Director” shall have the meaning given that term in the Charter.

“Shares” means, at any time, shares of (i) Common Stock, (ii) Preferred Stock, and (iii) any other equity securities now or hereafter issued by the Company, together with any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend, stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization). At all times, the number of Shares deemed issued and outstanding or held or to be voted by any Stockholder shall be calculated in accordance with Section 1.3.

“T. Rowe Price” shall mean T. Rowe Price Associates, Inc. and any successor or affiliated registered investment advisor to the T. Rowe Price Investors.

“T. Rowe Price Investors” shall mean the Investors that are advisory clients of T. Rowe Price.

“Tufts” means Tufts University.

“Transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of a security, any interest or rights in a security, or any rights under this Agreement. “Transferred” means the accomplishment of a Transfer, and “Transferee” means the recipient of a Transfer.

“Voting Preferred Director” shall have the meaning given that term in the Charter.

Section 2.                                           Representations and Warranties

Section 2.1.                                 Representations and Warranties of the Stockholders.  Each of the Stockholders, individually and not jointly, hereby represents, warrants and covenants to the Company and all other Stockholders as follows:  (a) such Stockholder has full authority and power under its charter, by-laws, governing partnership agreement or comparable document (if applicable) to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of such Stockholder enforceable against it in accordance with its terms, except:  (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions may be limited by applicable federal or state securities laws; and (c) the execution, delivery and performance by such Stockholder of this Agreement:  (i) does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to such Stockholder, or require such Stockholder to obtain any approval, consent or waiver of, or to make any filing with, any person that has not been obtained or made; and (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Stockholder is a party or by which the property of such Stockholder is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of such Stockholder.

Section 2.2.                                 Representations and Warranties of the Company.  The Company hereby represents, warrants and covenants to the Stockholders as follows:  (a) the Company has full corporate authority and power to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms, except:  (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions may be limited by applicable federal or state securities laws; and (c) the execution, delivery and performance by the Company of this Agreement: (i) does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to the Company, or require the Company to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which the property of the Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of the Company.

Section 3.                                           Restrictions on Transfer; Right of Refusal; Co-Sale Provisions

The following provisions of this Section 3 shall terminate immediately upon, and shall not apply with respect to, the IPO.

Section 3.1.                                 Restrictions on Transfer.

(a)                                 Each Restricted Stockholder agrees that such Restricted Stockholder will not, without the prior written consent of a Preferred Majority, Transfer all or any portion of the Shares now owned or hereafter acquired by such Restricted Stockholder, except in connection with, and strictly in compliance with the conditions of this Section 3.

(b)                                 Each Investor agrees that such Investor will not, without first giving ten (10) days’ prior written notice to the Company, transfer all or any portion of the Shares owned by such Investor, provided that such notice requirement shall not apply to any Transfers to an Affiliate of such Investor or in connection with a Sale Event (as defined below in Section 5).

Upon receipt of such notice from an Investor, the Company will promptly provide notice of such transfer to all other Investors.

Section 3.2.                                 Permitted Transfers.  Notwithstanding anything herein to the contrary, the provisions of Sections 3.3 and 3.4 shall not apply to any of the Transfers listed below (each such transferee, a “Permitted Transferee”), provided that, in each case the Transferee shall have entered into a Joinder Agreement in substantially the form attached hereto as Exhibit A providing that all Shares so Transferred shall continue to be subject to all provisions of this Agreement as if such Shares were still held by such Restricted Stockholder, except that (i) in the case of any Permitted Transferee of Tufts, such Permitted Transferee shall be subject only to those provisions of this Agreement applicable to shares of Common Stock held by Tufts as of the date of this Agreement, (ii) in the case of any Permitted Transferee of STRATEC, such Permitted Transferee shall be subject only to those provisions of this Agreement applicable to STRATEC as of the date of this Agreement, and (iii) no further Transfer shall thereafter be permitted hereunder except in compliance with Sections 3.3 and 3.4:

(a)                                 Transfers by any Restricted Stockholder to the spouse, children or siblings of such Restricted Stockholder or to a trust or family limited partnership for the benefit of any of them;

(b)                                 Transfers upon the death of any Restricted Stockholder to such Restricted Stockholder’s heirs, executors or administrators or to a trust under such Restricted Stockholder’s will, or Transfers between such Restricted Stockholder and such Restricted Stockholder’s guardian or conservator;

(c)                                  Transfers by Tufts to one if its Affiliates or to an employee of Tufts pursuant to the existing policies and procedures of Tufts; and

(d)                                 Transfers by STRATEC to one of its Affiliates.

For the avoidance of doubt, transfers by Investors that are not Founders shall not be subject to the provisions of Section 3.3 and 3.4.

Notwithstanding the foregoing, no party hereto shall avoid the provisions of this Agreement by (i) making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee or (ii) by Transferring the securities of any entity holding Shares directly or indirectly. Notwithstanding anything to the contrary in this Agreement or any failure by a Transferee under this Section 3.2 to execute a Joinder Agreement, such Transferee shall take any Shares so Transferred subject to all provisions of this Agreement as if such Shares were still held by the Restricted Stockholder making such Transfer, whether or not they so agree in writing.

Section 3.3.                                 Right of Refusal.  In the event that any Restricted Stockholder entertains a bona fide offer to purchase all or any portion of the Shares held by such Restricted Stockholder (a “Transaction Offer”) from any other Person (a “Buyer”), such Restricted Stockholder (a “Transferring Restricted Stockholder”) may, subject to the provisions of Section 3.4 hereof, Transfer such Shares pursuant to and in accordance with the following provisions of this Section 3.3:

(a)                                 Offer Notice.  The Transferring Restricted Stockholder shall cause the Transaction Offer and all of the terms thereof to be reduced to writing and shall promptly notify the Company and each of the Investors of such Transferring Restricted Stockholder’s desire to effect the Transaction Offer and otherwise comply with the provisions of this Section 3.3 and, if applicable, Section 3.4 (such notice, the “Offer Notice”).  The Transferring Restricted Stockholder’s Offer Notice shall constitute an irrevocable offer to sell all but not less than all of the Shares which are the subject of the Transaction Offer (the “Offered Shares”) to the Company and the Investors, on the basis described below, at a purchase price equal to the price contained in, and on the same terms and conditions of, the Transaction Offer.  The Offer Notice shall be accompanied by a true copy of the Transaction Offer (which shall identify the Buyer and all relevant information in connection therewith).

(b)                                 Company Option.  The Company shall have the first option to purchase all or a portion of the Offered Shares.  At any time within twenty (20) days after receipt by the Company of the Offer Notice (the “Company Option Period”), the Company may elect to accept the offer to purchase with respect to any or all of the Offered Shares and shall give written notice of such election (the “Company Acceptance Notice”) to the Transferring Restricted Stockholder within the Company Option Period, which notice shall indicate the number of Shares that the Company is willing to purchase.  The Company Acceptance Notice shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Shares covered by the Company Acceptance Notice.  If the Company accepts the offer to purchase all of the Offered Shares, the closing for such purchase of the Offered Shares by the Company under this Section 3.3(b) shall take place within thirty (30) days following the expiration of the Company Option Period, at the offices of the Company or on such other date or at such other place as may be agreed to by the Transferring Restricted Stockholder and the Company.  If the Company fails to purchase all of the Offered Shares by exercising its option under this Section 3.3(b) within the period provided, the Transferring Restricted Stockholder shall so notify the Investors promptly (the “Additional Offer Notice”), which Additional Offer Notice shall identify the Offered Shares that the Company has failed to purchase (the “Remaining Shares”).  The Remaining Shares shall be subject to the options granted to the Investors pursuant to Section 3.3(c) below.

(c)                                  Investors’ Option.  If the Company fails to purchase all of the Offered Shares under Section 3.3(b) above, at any time within thirty (30) days after receipt by the Investors of the Additional Offer Notice (the “Investor Option Period”), each Investor may elect to accept the offer to purchase with respect to any or all of the Remaining Shares and shall give written notice of such election (the “Investor Acceptance Notice”) to the Transferring Restricted Stockholder and each Investor within the Investor Option Period, which notice shall indicate the maximum number of Shares that the Investor is willing to purchase, including the number of Shares it would purchase if one or more other Investors do not elect to purchase their Pro Rata Fractions (as defined in paragraph (d) below).  The Investor Acceptance Notice shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Shares covered by the Investor Acceptance Notice.  The closing for any purchase of Shares by the Investors under this Section 3.3(c) (along with the purchase by the Company of any Shares under paragraph (b) above if the Company is purchasing less than all of the Offered Shares) shall take place within thirty (30) days following the expiration of Investor Option Period, at the offices of the Company or on such other date or at such other place as may be agreed to by the

Transferring Restricted Stockholder and such Investors.  The Transferring Restricted Stockholder shall notify the Investors promptly if any Investor fails to offer to purchase all of its Pro Rata Fraction.

(d)                                 Allocation of Shares among Investors.  Upon the expiration of the Investor Option Period, the number of Shares to be purchased by each Investor shall be determined as follows:  (i) first, there shall be allocated to each Investor electing to purchase, a number of Shares equal to the lesser of (A) the number of Shares as to which such Investor accepted as set forth in its respective Investor Acceptance Notice or (B) such Investor’s Pro Rata Fraction (as defined below), and (ii) second, the balance, if any, not allocated under clause (i) above, shall be allocated to those Investors who within the Investor Option Period delivered an Investor Acceptance Notice that set forth a number of Shares that exceeded their respective Pro Rata Fractions, in each case on a pro rata basis in proportion to the number of Shares held by each such Investor up to the amount of such excess. An Investor’s “Pro Rata Fraction” shall be equal to the product obtained by multiplying the total number of Remaining Shares by a fraction, the numerator of which is the total number of Shares owned by such Investor, and the denominator of which is the total number of Shares held by all Investors, in each case as of the date of the Offer Notice.

(e)                                  Valuation of Property.  In the event that the price set forth in the Offer Notice is stated in consideration other than cash or cash equivalents, the Transferring Restricted Stockholder, the Company and a Preferred Majority shall mutually determine the fair market value of such consideration, reasonably and in good faith, and the Company and/or the Investors, as the case may be, may effect their purchase under this Section 3.3 by payment of such fair market value in cash or cash equivalents.

(f)                                   Sale to Third Party.  In the event that the Company and the Investors do not elect to exercise the rights to purchase under this Section 3.3 with respect to all of the Shares proposed to be sold, the Transferring Restricted Stockholder may sell all such Shares to the Buyer on the terms and conditions set forth in the Offer Notice, subject to the provisions of Section 3.4. Promptly after such Transfer, the Transferring Restricted Stockholder shall notify the Company, which in turn shall promptly notify all the Investors, of the consummation thereof and shall furnish such evidence of the completion and time of completion of the Transfer and of the terms thereof as may reasonably be requested by a Preferred Majority.  Prior to the effectiveness of any Transfer to a Buyer hereunder, such Buyer shall have entered into a Joinder Agreement in substantially the form attached hereto as Exhibit A, and such Buyer shall have all the rights and obligations hereunder as if such Buyer were a Restricted Stockholder.  If the Transferring Restricted Stockholder’s sale to a Buyer is not consummated in accordance with the terms of the Transaction Offer on or before sixty (60) calendar days after the latest of:  (i) the expiration of the Company Option Period, (ii) the expiration of the Investor Option Period, (iii) the expiration of the Co-Sale Election Period set forth in Section 3.4 below, if applicable, and (iv) the satisfaction of all governmental approval or filing requirements, the Transaction Offer shall be deemed to lapse, and any Transfers of Shares pursuant to such Transaction Offer shall be in violation of the provisions of this Agreement unless the Transferring Restricted Stockholder sends a new Offer Notice and once again complies with the provisions of this Section 3.3 with respect to such Transaction Offer.

Section 3.4.                                 Co-Sale Option of Investors.  In the event that the Company and the Investors do not exercise their rights under Section 3.3 with respect to all of the Shares proposed to be so Transferred in connection with any Transaction Offer, the Transferring Restricted Stockholder may Transfer such Shares only pursuant to and in accordance with the following provisions of this Section 3.4:

(a)                                 Co-Sale Notice.  As soon as practicable following the expiration of the Investor Option Period, and in no event later than five (5) days thereafter, the Transferring Restricted Stockholder shall provide notice to each of the Investors (the “Co-Sale Notice”) of its right to participate in the Transaction Offer on a pro rata basis with the Transferring Restricted Stockholder (the “Co-Sale Option”).  To the extent one or more Investors exercise their Co-Sale Option in accordance with this Section 3.4, the number of Shares that the Transferring Restricted Stockholder may Transfer in the Transaction Offer shall be correspondingly reduced.

(b)                                 Investor Acceptance.  Each of the Investors shall have the right to exercise its Co-Sale Option by giving written notice of such intent to participate (the “Co-Sale Acceptance Notice”) to the Transferring Restricted Stockholder within ten (10) days after receipt by such Investor of the Co-Sale Notice (the “Co-Sale Election Period”).  Each Co-Sale Acceptance Notice shall indicate the maximum number of Shares subject thereto which the Investor wishes to sell, including the number of Shares it would sell if one or more other Investors do not elect to participate in the sale on the terms and conditions stated in the Offer Notice.  Any Investor holding Preferred Stock shall be permitted to sell to the relevant Buyer in connection with any exercise of the Co-Sale Option, at its option, (i) shares of Common Stock acquired upon conversion of such Preferred Stock, (ii) an option to acquire Common Stock when such Investor receives the same upon conversion of such Preferred Stock, with the same effect as if Common Stock were being conveyed, or (iii) shares of Preferred Stock.

(c)                                  Allocation of Shares.  Each Investor shall have the right to sell a portion of its Shares pursuant to the Transaction Offer which is equal to or less than the product obtained by multiplying the total number of Shares available for sale to the Buyer subject to the Transaction Offer by a fraction, the numerator of which is the total number of Shares owned by such Investor and the denominator of which is the total number of Shares held by all Investors and the Transferring Restricted Stockholder, in each case as of the date of the Offer Notice, subject to increase as hereinafter provided. In the event any Investor does not elect to sell the full amount of such Shares which such Investor is entitled to sell pursuant to this Section 3.4, then any Investors who have elected to sell Shares shall have the right to sell, on a pro-rata basis (based on the number of Shares held by each such Investor) with any other Investors and up to the maximum number of Shares stated in each such Investor’s Co-Sale Acceptance Notice, any Shares not elected to be sold by such Investor.

(d)                                 Co-Sale Closing.  Within ten (10) calendar days after the end of the Co-Sale Election Period, the Transferring Restricted Stockholder shall promptly notify each participating Investor of the number of Shares held by such Investor that will be included in the sale and the date on which the Transaction Offer will be consummated, which shall be no later than the later of (i) thirty (30) calendar days after the end of the Co-Sale Election Period and (ii) the satisfaction of any governmental approval or filing requirements, if any.  Each participating Investor may effect its participation in any Transaction Offer hereunder by delivery to the Buyer, or to the Transferring Restricted Stockholder for delivery to the Buyer, of one or more instruments or certificates, properly endorsed for transfer, representing the Shares it elects to sell pursuant thereto.  At the time of consummation of the Transaction Offer, the Buyer shall remit directly to each participating Investor that portion of the sale proceeds to which the participating Investor is entitled by reason of its participation with respect thereto.  No Shares may be purchased by the Buyer from the Transferring Restricted Stockholder unless the Buyer simultaneously purchases from the participating Investors all of the Shares that they have elected to sell pursuant to this Section 3.4.

(e)                                  Liability of Investors.  Each participating Investor shall be liable to the Buyer only to same extent as the Transferring Restricted Stockholder with respect to representations and warranties regarding the Company or its business, on a several basis for each such Investor’s pro rata portion, provided that each such Investor’s liability with respect to such representations and warranties shall not exceed the value of the proceeds received by such Investor upon the consummation of the Transaction Offer and, provided further, that no Investor shall be required to make any other representations or warranties or to provide any indemnities in connection therewith other than with respect to title to the shares being conveyed.

(f)                                   Sale to Third Party.  Any Shares held by a Transferring Restricted Stockholder that are the subject of the Transaction Offer and that the Transferring Restricted Stockholder desires to Transfer following compliance with this Section 3.4, may be sold to the Buyer only during the period specified in Section 3.4(d) and only on terms no more favorable to the Transferring Restricted Stockholder than those contained in the Offer Notice.  Promptly after such Transfer, the Transferring Restricted Stockholder shall notify the Company, which in turn shall promptly notify all the Investors, of the consummation thereof and shall furnish such evidence of the completion and time of completion of the Transfer and of the terms thereof as may reasonably be requested by a Preferred Majority.  Prior to the effectiveness of any Transfer to a Buyer hereunder, such Buyer shall have entered into a Joinder Agreement in substantially the form attached hereto as Exhibit A, and such Buyer shall have all the rights and obligations hereunder as if such Buyer were a Restricted Stockholder.  In the event that the Transaction Offer is not consummated within the period required by this Section 3.4 or the Buyer fails timely to remit to each participating Investor its respective portion of the sale proceeds, the Transaction Offer shall be deemed to lapse, and any Transfer of Shares pursuant to such Transaction Offer shall be in violation of the provisions of this Agreement unless the Transferring Restricted Stockholder sends a new Offer Notice and once again complies with the provisions of Sections 3.3 and 3.4 with respect to such Transaction Offer.

Section 3.5.                                 Contemporaneous Transfers.  If two or more Restricted Stockholders propose concurrent Transfers that are subject to this Section 3, then the relevant provisions of Sections 3.3 and 3.4, as applicable, shall apply separately to each such proposed Transfer.

Section 3.6.                                 Assignment.  Subject to Section 8.11 hereof, each Investor shall have the right to assign its rights hereunder to any Transferee of such Investor’s Shares, and shall further have the right to assign and transfer such Investor’s right to accept any particular Transaction Offer, and any such Transferee shall be deemed within the definition of an “Investor” for purposes of this Section 3.

Section 3.7.                                 Effect of Prohibited Transfers.  If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be void ab initio; the Company and the other parties hereto shall have, in addition to any other legal or equitable remedies which they may have, the right to enforce the provisions of this Agreement by actions for specific performance (to the extent permitted by law); and the Company shall have the right to refuse to recognize any Transferee as one of its Stockholders for any purpose.

Section 4.                                           Rights to Purchase

The following provisions of this Section 4 shall terminate immediately upon, and shall not apply with respect to, the IPO.

Section 4.1.                                 Right to Participate in Certain Sales of Additional Securities.  The Company agrees that it will not sell or issue:  (a) any shares of capital stock of the Company, (b) securities convertible into or exercisable or exchangeable for capital stock of the Company or (c) options, warrants or rights carrying any rights to purchase capital stock of the Company, unless the Company first submits a written notice to each Preferred Stockholder identifying the terms of the proposed sale (including price, number or aggregate principal amount of securities and all other material terms), and offers to each Preferred Stockholder the opportunity to purchase all or any portion of its Pro Rata Allotment (as hereinafter defined) of the securities (subject to increase for over-allotment if some Preferred Stockholders do not fully exercise their rights) on terms and conditions, including price, not less favorable than those on which the Company proposes to sell such securities to a third party or parties.  The Company’s offer pursuant to this Section 4.1 shall remain open and irrevocable for a period of thirty (30) days following receipt by the Preferred Stockholders of such written notice.

Section 4.2.                                 Preferred Stockholder Acceptance.  Each Preferred Stockholder may elect to purchase the securities so offered by giving written notice thereof to the Company within such 30-day period, including in such written notice the maximum number of shares of capital stock or other securities of the Company that the Preferred Stockholder wishes to purchase, including the number of such shares it would purchase if one or more other Preferred Stockholders do not elect to purchase their full respective Pro Rata Allotments.

Section 4.3.                                 Calculation of Pro Rata Allotment.  Each Preferred Stockholder’s “Pro Rata Allotment” of such securities shall be based on the ratio which the number of Shares owned by such Preferred Stockholder (which for these purposes shall include only (i) Preferred Stock and/or the Shares issuable in connection therewith, whether on conversion exchange or otherwise and (ii) any Shares acquired pursuant to this Section 4) bears to all of the issued and outstanding Shares as of the date of such written offer.  If one or more Preferred Stockholders do not elect to purchase their full respective Pro Rata Allotment, each of the electing Preferred Stockholders may purchase such remaining shares on a pro rata basis, based upon the relative holdings of Shares of each of the electing Preferred Stockholders in the case of over-subscription.

Section 4.4.                                 Sale to Third Party.  Any securities so offered that are not purchased by the Preferred Stockholders pursuant to the offer set forth in Section 4.1 above, may be sold by the Company, but only on terms and conditions not more favorable than those set forth in the notice to Preferred Stockholders, at any time within sixty (60) calendar days following the termination of the above-referenced 30-day period, but may not be sold to any other Person or on terms and conditions, including price, that are more favorable to the purchaser than those set forth in such offer or after such 60-day period without renewed compliance with this Section 4.

Section 4.5.                                 Exceptions to Pre-emptive Rights.  Notwithstanding the foregoing, the right to purchase granted under this Section 4 shall be inapplicable with respect to:  (i) shares of Common Stock issued upon conversion of shares of Preferred Stock; (ii) up to 12,381,013 shares (or such higher number of shares approved by the Board of Directors and a Preferred Majority) of Common Stock or options issued therefor to directors, officers, employees or consultants of the Company in connection with their service as directors of the Company, their employment by the Company or their retention as consultants by the Company, in each case authorized by the Board of Directors and issued pursuant to equity incentive plans or agreements approved by the Board of Directors; (iii) shares issued in connection with equipment lease financings, bank credit arrangements, real estate leases or similar transactions approved by the Board of Directors; (iv) shares issued as a dividend or distribution on the Preferred Stock; (v) shares issued in connection with a partnering transaction or a bona fide acquisition of a business or any assets or properties or technology of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, pursuant to agreements approved by the Board of Directors; (vi) shares issued upon exercise of any outstanding warrants, or (vii) shares issued in a firm-commitment underwritten public offering or upon exercise of warrants or rights granted to underwriters in connection with such an offering.

Section 4.6.                                 Assignment of Rights.  Subject to Section 8.11 hereof, each Preferred Stockholder shall have the right to assign its rights under this Section 4 to any Transferee of such Preferred Stockholder’s Shares, and shall further have the right to assign and transfer such Preferred Stockholder’s right to accept any particular offer under Section 4.1 hereof, and any such Transferee shall be deemed within the definition of an “Preferred Stockholder” for purposes of this Section 4.

Section 5.                                           Rights to Sell

The following provisions of this Section 5 shall terminate immediately upon, and shall not apply with respect to, the IPO.

Section 5.1.                                 Drag Along Rights.  In the event that a Preferred Majority (the “Selling Investors”), and the Board of Directors approve a Sale Event (as defined below) in writing, then each Stockholder hereby agrees:

(a)                                 if such transaction requires stockholder approval, with respect to all Shares that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale Event (together with any related amendment to the Charter required in order to implement such Sale Event) and to vote in opposition to any and all other proposals that could delay or impair the ability of the Company to consummate such Sale Event;

(b)                                 if such transaction is a Stock Sale (as defined below), sell the same proportion of shares of capital stock of the Company beneficially held by such Stockholder as is being sold by the Selling Investors to the Person to whom the Selling Investors propose to sell their Shares, and, on the same terms and conditions as the Selling Investors; provided, however, that the consideration from such Stock Sale be allocated in accordance with Article IV, Section A.4 of the Charter;

(c)                                  to execute and deliver all related documentation and take such other action in support of the Sale Event as shall reasonably be requested by the Company or the Selling Investors in order to carry out the terms and provision of this Section 5, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(d)                                 not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquirer in connection with the Sale Event;

(e)                                  to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale Event; and

(f)                                   if the consideration to be paid in exchange for the Shares pursuant to this Section 5 includes any securities and due receipt thereof by any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares.

For purposes of this Section 5, a “Sale Event” shall mean either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from Stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”), or (b) a transaction that is or could be treated as a Liquidation Event (as defined in the Charter).

For purposes of this Section 5, in connection with any Sale Event, the term Preferred Majority shall not include any Shares if the Investor holding such Shares, or an Affiliate of such Investor, will acquire any shares of capital stock, or any assets, of the Company as a result of the consummation of such Sale Event.

Section 5.2.                                 Exceptions.  Notwithstanding the foregoing, a Stockholder will not be required to comply with Section 5.1 above in connection with any proposed Sale Event of the Company (the “Proposed Sale”), unless:

(a)                                 any representations and warranties to be made by such Stockholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including, but not limited to, representations and warranties that (i) the Stockholder holds all right, title and interest in and to the Shares such Stockholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquirer and are enforceable against the Stockholder in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(b)                                 the Stockholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

(c)                                  the liability for indemnification, if any, of such Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its Stockholders in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and subject to the provisions of the Charter related to the allocation of the escrow, is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Stockholder in connection with such Proposed Sale;

(d)                                 liability shall be limited to such Stockholder’s applicable share (determined  based on the respective proceeds payable to each Stockholder in connection with such Proposed Sale in accordance with the provisions of the Charter) of a negotiated aggregate indemnification amount that applies equally to all Stockholders but that in no event exceeds the amount of consideration otherwise payable to such Stockholder in connection with such Proposed Sale, except with respect to claims related to  fraud by such Stockholder, the liability for which need not be limited as to such Stockholder;

(e)                                  upon the consummation of the Proposed Sale (i) each holder of each class or series of the Company’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock,  (ii) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock as is received by other holders in respect of their shares of such same series, (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (iv) unless a Preferred Majority (as defined in the Charter) elect to receive a lesser amount by written notice given to the Company at least 5 days prior to the effective date of any such Proposed Sale, the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a deemed Liquidation Event) in accordance with the Charter in effect immediately prior to the Proposed Sale; and

(f)                                   subject to clause (e) above, requiring the same form of consideration to be available to the holders of any single class or series of capital stock, if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option; provided, however, that nothing in this Section 5.2(f) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s stockholders.

Section 5.3.                                 Restrictions on Sales of Control of the Company.  No Stockholder shall be a party to any Stock Sale unless all holders of Preferred Stock are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Charter in effect immediately prior to the Stock Sale (as if such transaction were a deemed Liquidation Event), unless a Preferred Majority (as defined in the Charter) elect otherwise by written notice given to the Company at least 5 days prior to the effective date of any such transaction or series of related transactions.

Section 6.                                           Election of Directors

The provisions of this Section 6 shall terminate immediately upon the closing of the IPO.

Section 6.1.                                 Composition of the Board of Directors.  Each Stockholder agrees to vote all of his, her or its Shares having voting power (and any other Shares over which he, she or it exercises voting control), in connection with the election of Directors and to take such other actions as are necessary so as to fix the number of Directors at nine (9) and to elect and continue in office as Directors the following:

(a)                                 one (1) person designated by ARCH Venture Fund VI, L.P. to be a Preferred Director (the “ARCH Nominee”), who shall initially be Keith Crandell;

(b)                                 one (1) person designated by Flagship Ventures Fund 2004, L.P. to be a Preferred Director (the “Flagship Nominee”), who shall initially be Douglas Cole;

(c)                                  one (1) person designated by Bain Capital to be a Preferred Director (the “Bain Nominee” and, together with the ARCH Nominee, the Flagship Nominee, and the

bioMeriux Nominee (as defined below) who shall be the Series C Director, the “Investor Nominees”), who shall initially be John Connolly;

(d)                                 the then Chief Executive Officer of the Company;

(e)                                  one (1) person designated by a majority-in-interest of the holders of shares of Common Stock then outstanding (the “Common Nominee”), who shall initially be David Walt;

(f)                                   one (1) person designated by bioMerieux (the “bioMerieux Nominee”), who shall initially be Dennis Sandstedt;

(g)                                  one (1) person not otherwise an Affiliate of the Company or any Investor who is (i) an industry representative and (ii) acceptable to the other Directors, who shall initially be Martin Madaus;

(h)                                 one (1) person who shall be a financial expert designated by the majority-in-interest of the holders of the Preferred Stock and approved by a majority-in-interest of the holders of Common Stock to be the Voting Preferred Director, who shall initially be Paul Meister; and

(i)                                     one (1) person not otherwise an Affiliate of the Company who is (i) an industry representative and (ii) acceptable to the other Directors, who shall initially be Marijn Dekkers, Ph.D.

Section 6.2.                                 Removal:  Vacancies.  Each Stockholder agrees to vote all of his, her or its Shares having voting power (and any other Shares over which he, she or it exercises voting control), for the removal of any Director upon the request of the Persons then entitled to nominate such Director as set forth in Section 6.1 above, and for the election to the Board of Directors of a substitute designated by such party in accordance with the provisions hereof.  Each Stockholder further agrees to vote all of his, her or its Shares having voting power (and any other Shares over which he, she or it exercises voting control) in such manner as shall be necessary or appropriate to ensure that any vacancy on the Board of Directors occurring for any reason shall be filled only in accordance with the provisions of this Section 6.

Section 6.3.                                 Committees of the Board of Directors.  The Board of Directors shall maintain (a) a Compensation Committee (which shall be charged with the exclusive authority over the granting of stock options and senior management compensation), (b) an Audit Committee (which shall be charged with reviewing the Company’s financial statements and accounting practices) and (c) such other committees as the Board of Directors shall deem necessary or convenient from time to time.  Except to the extent otherwise required by applicable law or regulation, or as otherwise agreed in writing by the Investor Nominees, each such committee shall consist of three Directors, at least two of whom shall be an Investor Nominee.

Section 6.4.                                 Board of Directors Observation Rights.  So long as a Major Investor or its Affiliates owns at least thirty percent (30%) of the Preferred Stock originally purchased by such Investor pursuant to the Purchase Agreement, the Series D Preferred Purchase Agreement dated as of March 18, 2016 between the Company and certain of the Investors, the Series C Preferred

Purchase Agreement dated as of November 14, 2012 between the Company and certain of the Investors, the Series B Preferred Purchase Agreement dated as of August 15, 2011 between the Company and certain of the Investors, and the Series A Preferred Purchase Agreement dated as of June 20, 2007 between the Company and the Investors, the Company shall allow one representative of such Investor to attend and participate in all meetings and other business activities of the Board of Directors and all committees thereof in a non-voting capacity (each an “Observer”, and collectively, the “Observers”).  The Company shall (i) give the Investors notice of all such meetings, at the same time as such notice is furnished to the members of the Board of Directors, (ii) provide to each Observer all notices, documents and information furnished to the Board of Directors, (iii) notify each Observer and permit each Observer to participate by telephone in emergency meetings of such Board of Directors and all committees thereof, (iv) provide each Observer copies of the minutes of all such meetings at the time such minutes are furnished to the Board of Directors.  Notwithstanding the foregoing, the Company, in its sole discretion, shall have the right to withhold such materials or exclude any or all Observers from a portion of a meeting if delivery of such material or attendance at such portion of a meeting would, in the reasonable judgment of the Company’s general counsel or outside counsel, render any attorney-client privilege of the Company ineffective or otherwise limited in any material respect.  The Company shall not be responsible for reimbursing any expenses incurred by Observers in pursuing their observation rights.

Section 6.5.                                 Deadlock.  With respect to any matter voted on by the Board of Directors for which the Board of Directors is deadlocked, it is the intention of the Stockholders that the deadlock be resolved by the vote of a majority of the Investor Nominees, voting together as a single class.  Each Stockholder therefore agrees to use all commercially reasonable efforts to cause each Director to vote accordingly.

Section 6.6.                                 Assignment.  Each Stockholder agrees, as a condition to any Transfer of his, her or its Shares, to cause the Transferee to agree to the provisions of this Section 6, whereupon such Transferee shall be subject to the provisions hereof to the same extent as the Stockholders in connection with its ownership of the Shares Transferred.

Section 7.                                           Covenants of the Company

The Company covenants and agrees with each of the Stockholders that:

Section 7.1.                                 Financial Statements, Reports, Etc.  Within one hundred eighty (180) days after the end of each fiscal year of the Company, the Company shall provide each Investor a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, prepared in accordance with GAAP and audited and certified by a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Company.  In addition, unless waived in writing by a Preferred Majority, the Company shall furnish to the Major Investors the following reports; provided, however, that such waiver shall not be effective with respect to the T. Rowe Price Investors without the prior written consent of the T. Rowe Price Investors:

(a)                                 Quarterly Financial Statements.  Within forty-five (45) days after the end of each quarter in each fiscal year, a consolidated balance sheet of the Company and its subsidiaries, if any, and the related consolidated statements of income, stockholders’ equity and cash flows, unaudited but prepared in accordance with GAAP and certified by the Chief Financial Officer of the Company, such consolidated balance sheet to be as of the end of such quarter and such consolidated statements of income, stockholders’ equity and cash flows to be for such quarter and for the period from the beginning of the fiscal year to the end of such quarter, in each case with comparative statements for the prior fiscal year;

(b)                                 Budget.  No later than thirty (30) days prior to the start of each fiscal year, consolidated capital and operating expense budgets, cash flow projections and income and loss projections for the Company and its subsidiaries in respect of such fiscal year, all itemized in reasonable detail and prepared on a monthly basis, and, promptly after preparation, any revisions to any of the foregoing;

(c)                                  Accountant’s Letters.  Promptly following receipt by the Company, each audit response letter, accountant’s management letter and other written report submitted to the Company by its independent public accountants in connection with an annual or interim audit of the books of the Company or any of its subsidiaries;

(d)                                 Notices.  Promptly after the commencement thereof, notice of all actions, suits, claims, proceedings, investigations and inquiries that could materially and adversely affect the Company or any of its subsidiaries, if any;

(e)                                  Capitalization.  Concurrently with the delivery of the annual and quarterly financial statements described above, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company; and

(f)                                   Other Information.  Promptly, from time to time, such other information regarding the business, prospects, financial condition, operations, property or affairs of the Company and its subsidiaries as such Investor reasonably may request.

The Company shall promptly and accurately respond, and shall use its commercially reasonable efforts to cause its transfer agent to promptly respond, to requests for information made on behalf of any T. Rowe Price Investor relating to (i) accounting or securities law matters required in connection with its audit or (ii) the actual holdings of such T. Rowe Price Investor, including in relation to the total outstanding shares; provided, however, that the Company shall not be obligated to provide any such information that could reasonably result in a violation of applicable law or conflict with a confidentiality obligation of the Company.  On or prior to the effectiveness of the IPO, the Company shall provide each T. Rowe Price Investor written confirmation of its equity holdings in the Company (on an as-converted to Common Stock basis).

The Company understands and acknowledges that in the regular course of a T. Rowe Price Investor’s business, such T. Rowe Price Investor may invest in companies that have issued securities that are publicly traded (each, a “Public Company”).  Accordingly, the Company covenants and agrees that before providing material non-public information about a Public Company (“Public Company Information”) to a T. Rowe Price Investor, the Company will provide prior written notice to the following compliance personnel at such T. Rowe Price Investor describing such information in reasonable detail: Ryan Nolan, Vice President, ryan_nolan@troweprice.com, 410-345-6618 or in his absence to John Gilner, Chief Compliance Officer, john_gilner@troweprice.com, 410-345-2536.  The Company shall not disclose Public Company Information to any T. Rowe Price Investor without written authorization from the applicable compliance personnel listed above, provided, however, that, the Company will be permitted to disclose agreements entered into with Public Companies in the ordinary course of business, such as routine customer, supplier, advertising and publishing agreements without such written authorization.

Section 7.2.                                 Corporate Existence.  The Company shall maintain and cause each of its subsidiaries, if any, to maintain, their respective corporate existence.

Section 7.3.                                 Properties, Business Insurance.  The Company shall obtain and maintain and cause each of its subsidiaries, if any, to maintain as to their respective properties and business, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated.

Section 7.4.                                 Key Person Insurance.  The Company shall obtain, as soon as reasonably practicable following the date hereof, “key person” term life insurance policies of at least $1,000,000 on the life of David Walt and the Company’s Chief Executive Officer, which shall name the Company as beneficiary. The Company will use its best efforts to maintain in effect such “key person” term life insurance policies.

Section 7.5.                                 Directors and Officers’ Insurance.  The Company shall, as promptly as practicable following the date hereof, obtain and maintain directors and officers’ liability insurance coverage on terms satisfactory to the Investor Nominees of at least $1,000,000 per occurrence, covering, among other things, violations of federal or state securities laws.  The Company shall use its reasonable best efforts prior to any initial public offering of the Company’s capital stock to increase its directors’ and officers’ liability insurance to at least $10,000,000 per occurrence, including coverage of claims under the Securities Act and the Exchange Act.

Section 7.6.                                 Inspection, Consultation and Advice.  The Company shall permit and cause each of its subsidiaries, if any, to permit each Investor and such persons as each Investor may designate, at such Investor’s expense, to visit and inspect any of the properties of the Company and its subsidiaries, examine their books and take copies and extracts therefrom, discuss the affairs, finances and accounts of the Company and its subsidiaries with their officers, employees and public accountants (and the Company hereby authorizes said accountants to discuss with such Investor and such designees such affairs, finances and accounts), and consult with and advise the management of the Company and its subsidiaries as to their affairs, finances and accounts, all at reasonable times and upon reasonable notice during normal business hours and provided that such Investor or designee has executed a confidentiality agreement in substance and form reasonably acceptable to the Company.

Section 7.7.                                 Compensation of Directors.  The Company shall promptly reimburse in full each Director of the Company who is not an employee of the Company for all of his reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors or any Committee thereof.

Section 7.8.                                 Board of Directors Meetings.  The Company shall use its reasonable best efforts to ensure that meetings of its Board of Directors are held no less frequently than four (4) times per year, such meetings being held either in person or telephonically by conference call.

Section 7.9.                                 By-laws.  The Company shall at all times cause its By-laws to provide that unless otherwise required by the laws of the State of Delaware, any one director shall have the right to call a meeting of the Board of Directors.  The Company shall at all times maintain provisions in its By-laws indemnifying all directors against liability and absolving all directors from liability to the Company and its stockholders to the maximum extent permitted under the laws of the State of Delaware.  In addition, the Company shall cause its By-laws to provide that with respect to any matter voted upon by the Board of Directors for which the Board is deadlocked, such deadlock shall be broken by a majority vote of the Investor Nominees.

Section 7.10.                          Employee Agreements.  The Company shall obtain, and shall cause its subsidiaries, if any, to obtain, an Employee Nondisclosure, Noncompetition and Assignment Agreement in substantially the form of Exhibit B attached hereto from all future officers and employees and any consultants who will have access to confidential information of the Company or any of its subsidiaries, upon their employment by the Company or any of its subsidiaries.  The Company shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, any of the Employee Nondisclosure, Noncompetition and Assignment Agreements, now or in the future in effect, without the approval of the Board of Directors, including at least one Investor Nominee.

Section 7.11.                          Restrictive Agreements Prohibited.  Neither the Company nor any of its subsidiaries shall become a party to any agreement which by its terms expressly restricts the Company’s performance of this Agreement or any other Transaction Document.

Section 7.12.                          Compliance with Laws.  The Company shall comply, and cause each subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could materially adversely affect its business or condition, financial or otherwise.

Section 7.13.                          Keeping of Records and Books of Account.  The Company shall keep, and cause each subsidiary, if any, to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all financial transactions of the Company and such subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

Section 7.14.                          Prohibited Actions.  Without the prior approval of the Board of Directors, including the consent of at least three of the Investor Nominees, the Company shall not:

(i)                                     pay a bonus to any senior executive of the Company, unless such bonus was included in the budget outlined in Section 7.1(d) above;

(ii)                                  enter into any line of business that is not primarily related to the business of the Company and in which the Company was not already engaged on the date hereof;

(iii)                               acquire all or substantially all of the property, assets or stock of another company or Person (through merger, stock sale, consolidation or otherwise);

(iv)                              approve an annual budget;

(v)                                 create, incur, assume, become liable for, or permit to exist any indebtedness in excess of $100,000 in the aggregate annually, unless such indebtedness was included in the budget outlined in Section 7.1(d) above;

(vi)                              make any capital expenditure in excess of $100,000 in the aggregate annually, unless such capital expenditure was included in a budget outlined in Section 7.1(d) above;

(vii)                           alter the terms of employment of or otherwise terminate or hire any senior executive or the chief executive officer of the Company;

(viii)                        effect an initial public offering of the Company’s securities; and

(ix)                              enter into any agreement to do any of the foregoing.

Section 7.15.                          Qualified Small Business Stock.  The Company shall use commercially reasonable efforts to cooperate with any request for information from any Investor regarding whether such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code, and the Company shall use commercially reasonable efforts to assist such Investor with completing any documents necessary for such determination.  The Company’s obligation to furnish any requested information pursuant to this Section shall continue notwithstanding the fact that a class of the Company’s stock may be traded on an established securities market.

Section 7.16.                          Market Stand-Off.  Each Stockholder agrees, that if requested by the Company and an underwriter of the Company in connection with the initial public offering of the Company, not to directly or indirectly offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares held by it for such period, not to exceed one hundred eighty (180) days following the effective date of the registration statement filed under the Securities Act in connection with the Company’s initial public offering, as such underwriter shall specify reasonably and in good faith, provided, however, that (a) all officers and directors of the Company and all 1% or greater stockholders of the Company enter into similar agreements and (b) the Company shall use its reasonable best efforts to obtain the consent of the managing underwriter to periodic early releases of a portion of the securities that are subject to the restrictions of this Section 7.16. If any of the obligations described in this Section 7.16 are waived or terminated with respect to any of the securities of any such Stockholder, officer, director or greater than one-percent stockholder (in any such case, the “Released Securities”), the foregoing provisions shall be waived or terminated, as applicable, to the same extent and with respect to the same percentage of securities of each Stockholder as the percentage of Released Securities represent with respect to the securities held by the applicable Stockholder, officer, director or greater than one-percent stockholder.  This Section 7.16 (i) shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement and (ii) shall not apply to the sale of shares of Common Stock purchased by a Stockholder in the Company’s initial public offering or thereafter in the open market, so long as such Stockholder is not required to make any public filing under Section 16(a) of the Exchange Act in connection with such sale.

Section 7.17.                          Lock-Up Agreements and Joinder Agreements.  The Company will obtain agreements in writing from each holder of stock or options of the Company, as a condition to any issuance of stock or grant of options, agreeing not to directly or indirectly offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of stock without the consent of the Company’s underwriters, in connection with the initial public offering of the Company’s capital stock, consistent with the provisions of Section 7.16. As a condition to any issuance of capital stock of the Company representing at least 1% of the Shares, the Company shall cause such Person to become a party to this Agreement as of any such capital stock issuance.  From and after the date of such issuance, such Person (other than an Investor that is not also a Founder) shall be deemed a “Restricted Stockholder” for all purposes of this Agreement.

Section 7.18.                          Affiliated Transactions.  All transactions by and between the Company and any officer, employee, director or stockholder of the Company or persons controlling, controlled by, under common control with or otherwise affiliated with such officer, employee, director or stockholder shall be conducted on an arm’s-length basis, shall be on terms and conditions no less favorable to the Company than could be obtained from nonrelated persons and shall be approved in advance by a Preferred Majority.

Section 7.19.                          Management Compensation.  Compensation paid by the Company to its management and other employees will be both reasonably comparable to compensation paid to similarly situated employees in companies in the same or similar businesses of similar size and maturity and with comparable financial performance and reasonable in relation to the Company’s overall compensation structure.  Any grants of capital stock or options to employees, officers, directors or consultants of the Company shall be (i) made pursuant to the Equity Incentive Plan, or any other equity compensation plan or agreement approved by the Board of Directors, (ii) conditioned upon the grantee agreeing to be bound by the terms of an option and/or stock agreement containing first refusal rights of the Company with respect to the transfer of such stock or options, (iii) subject to a four (4) year vesting schedule with twenty-five percent (25%) of such capital stock or options vesting one year from the grant date and the remaining seventy-

five percent (75%) of such capital stock or options vesting in equal monthly installments thereafter, and (iv) such other provisions as are approved or requested by a Preferred Majority.

Section 7.20.                          Financings.  The Company will promptly provide to the Investors the details and terms of, and any brochures or investment memoranda prepared by the Company related to, any possible financing of any nature for the Company, whether initiated by the Company or any other person or entity.

Section 7.21.                          Expenses.  The Company agrees to pay and hold the Investors harmless against liability for payment of all reasonable out-of-pocket costs and expenses incurred by them in connection with their ongoing investment in the Company, including, without limitation, the fees and disbursements of counsel and other professionals in connection with any modification, waiver, consent or amendment requested in connection with any Transaction Document.  In addition, the Company agrees to pay any and all stamp, transfer, and other similar taxes, if any, payable or determined to be payable in connection with the execution and delivery of the Transaction Documents.

Section 7.22.                          Indemnification.

(a)                                 Without limitation of any other provision of this Agreement or any agreement executed in connection herewith, the Company agrees to defend, indemnify and hold each Investor, its respective affiliates and direct and indirect partners (including partners of partners and stockholders and members of partners), members, stockholders, directors, officers, employees, investment advisers and agents and each person who controls any of them within the meaning of Section 15 of the Securities Act, or Section 20 of the Exchange Act (collectively, the “Investor Indemnified Parties” and, individually, an “Investor Indemnified Party”) harmless from and against any and all damages, liabilities, losses, Taxes, fines, penalties, reasonable costs and expenses (including, without limitation, reasonable fees of a single counsel representing the Investor Indemnified Parties) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any such Investor Indemnified Party (“Losses”), based upon, arising out of, or by reason of any third party or governmental claims to the extent that such claims relate to such Investor Indemnified Party’s status as a security holder, creditor, director, or controlling person of the Company or otherwise to the extent that such claims relate to such Investor Indemnified Party’s involvement with the Company (including, without limitation, any and all Losses under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, which relate directly or indirectly to the registration, purchase, sale or ownership of any securities of the Company or to any fiduciary obligation owed with respect thereto), including, without limitation, in connection with any third party or governmental action or claim relating to any action taken or omitted to be taken or alleged to have been taken or omitted to have been taken by any Investor Indemnified Party as security holder, director, agent, representative or controlling person of the Company or otherwise, alleging so-called control person liability or securities law liability; provided, however, that the Company will not be liable to the extent that such Losses arise from and are based on (A) an untrue statement or omission or alleged untrue statement or omission in a registration statement or prospectus which is made in reliance on and in conformity with written information furnished to the Company by or on behalf of such Investor Indemnified Party, or (B) conduct by an Investor Indemnified Party which constitutes fraud or willful misconduct.

(b)                                 If the indemnification provided for in Section 7.22(a) above for any reason is held by a court of competent jurisdiction to be unavailable to an Investor Indemnified Party in respect of any Losses referred to therein, then the Company, in lieu of indemnifying such Investor Indemnified Party thereunder, shall contribute to the amount paid or payable by such Investor Indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Investors, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Investors in connection with the action or inaction which resulted in such Losses, as well as any other relevant equitable considerations.  The relative fault of the Company and the Investors shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Investors and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(c)                                  Each of the Company and the Investors agrees that it would not be just and equitable if contribution pursuant to Section 7.22(b) were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.

Section 7.23.                          Term.  Except as provided below, the covenants set forth in this Section 7 shall terminate upon the closing of the IPO. Notwithstanding the foregoing, the covenants set forth in Sections 7.5 and 7.7 hereof shall continue for so long as any Investor Nominee is a member of the Board of Directors, and the covenant set forth in Sections 7.15 and 7.22 hereof shall continue for so long as any Investor holds any Shares or until the expiration of the applicable statute of limitations, if later.

Section 7.24.                          Tax Reporting.  The Company will comply with any obligation imposed on the Company to make any filing (including any filing on Internal Revenue Service Form 5471) as a result of any interest that the Company holds in a non-U.S. Person or any activities that the Company conducts outside of the U.S. and shall include in such filing any information necessary to obviate (to the extent possible) any similar obligation to which any shareholder would otherwise be subject with respect to such interest or such activity. The Company shall promptly provide each Investor with a copy of any such filing.

Section 8.                                           Miscellaneous Provisions

Section 8.1.                                 Survival of Covenants.  Each of the parties hereto agrees that each covenant and agreement made by it in this Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement is material, shall be deemed to have been relied upon by the other parties and shall remain operative and in full force and effect after the date hereof regardless of any investigation.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties hereto and their respective successors and permitted assigns to the extent contemplated herein.

Section 8.2.                                 Legend on Securities.  The Company and the Stockholders acknowledge and agree that in addition to any other legend on the certificates representing Shares held by them, substantially the following legend shall be typed on each certificate evidencing any of the Shares held at any time by any of the Stockholders:

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A CERTAIN STOCKHOLDERS AGREEMENT, DATED AS OF MARCH 18, 2016, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER SET FORTH THEREIN.  A COMPLETE AND CORRECT COPY OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.

Section 8.3.                                 Amendment and Waiver:  Actions of the Board of Directors.  Any party may waive any provision hereof intended for its benefit in writing.  No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party hereto at law or in equity or otherwise.  This Agreement may be amended with the prior written consent of the Company and a Preferred Majority and shall be binding on all Stockholders, provided that, any amendment to (i) Section 6.1(a) of this Agreement shall also require the prior written consent of ARCH Venture Fund VI, L.P., (ii) Section 6.1(b) of this Agreement shall also require the prior written consent of Flagship Ventures Fund 2004, L.P., (iii) Section 6.1(c) of this Agreement shall also require the prior written consent of Bain Capital, (iv) Section 6.1(f) of this Agreement shall also require the prior written consent of bioMerieux, (v) Section 6.1(e) of this Agreement shall also require the prior written consent of a majority-in-interest of the holders of shares of Common Stock then outstanding, and (vi) Section 7.1 or Section 7.16 that adversely affects the T. Rowe Price Investors shall also require the prior written consent of the T. Rowe Price Investors. Any consent given as provided in this Section 8.3 shall be binding on all Stockholders; provided that any amendment that would materially and adversely affect any Founder or Investor disproportionately more than any other Founder or Investor, respectively, shall not be effective against such Founder or Investor, as the case may be, without such Founder’s or Investor’s written consent with respect thereto.

Section 8.4.                                 Notices.  All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given, delivered and received (a) if delivered personally or (b) if sent by facsimile, registered or certified mail (return receipt requested) postage prepaid, or by courier guaranteeing next day delivery, in each case to the party to whom it is directed, which if to the Company, shall be the Chief Executive Officer, with a copy to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111, Attn: William T. Whelan, Esq., and if to any Investor at the addresses set forth below such party’s signature hereto, (or at such other address for any party as shall be specified by notice given in accordance with the provisions hereof, provided that notices of a change of address shall be effective only upon receipt thereof).  Notices delivered personally shall be effective on the day so delivered, notices sent by registered or certified mail shall be effective five days after mailing, notices sent by facsimile shall be effective when receipt is acknowledged, and notices sent by courier guaranteeing next day delivery shall be effective on the earlier of the second business day after timely delivery to the courier or the day of actual delivery by the courier.

Section 8.5.                                 Headings.  The Article and Section headings used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with counsel sophisticated in investment transactions.  In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith.

Section 8.6.                                 Counterparts.  This Agreement may be executed in one or more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

Section 8.7.                                 Remedies; Severability.  It is specifically understood and agreed that any breach of the provisions of this Agreement by any Person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law) and the Company may refuse to recognize any unauthorized Transferee as one of its Stockholders for any purpose, including, without limitation, for purposes of dividend and voting rights, until the relevant party or parties have complied with all applicable provisions of this Agreement.

In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

Section 8.8.                                 Entire Agreement.  This Agreement is intended by the parties as a final expression of their agreement and intended to be complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.

Section 8.9.                                 Adjustments.  All references to share prices and amounts herein shall be equitably adjusted to reflect stock splits, stock dividends, recapitalizations and similar changes affecting the capital stock of the Company.

Section 8.10.                          Law Governing.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware (without giving effect to principles of conflicts of law).

Section 8.11.                          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto as contemplated herein, and any successor to the Company by way of merger or otherwise shall specifically agree to be bound by the terms hereof as a condition of such successor.  The rights of the Investors hereunder shall be assignable to Transferees of their Shares as contemplated herein.  This Agreement may not be assigned by any Founder except as provided herein without the prior written consent of the Company and a Preferred Majority, and without such prior written consent any attempted Transfer shall be null and void.

Section 8.12.                          Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE COMPANY, FOUNDERS AND RESTRICTED STOCKHOLDERS (EXCLUDING STRATEC) HEREBY WAIVE, AND COVENANT THAT NONE OF THE COMPANY, FOUNDERS OR RESTRICTED STOCKHOLDERS WILL ASSERT, ANY RIGHT TO TRIAL BY JURY ON ANY ISSUE IN ANY PROCEEDING, WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE, IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, ANY OTHER AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR IN ANY WAY CONNECTED WITH, RELATED OR INCIDENTAL TO THE DEALINGS OF THE INVESTORS AND THE COMPANY HEREUNDER OR THEREUNDER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN TORT OR CONTRACT OR OTHERWISE.  Each of the Company, the Founders and the Restricted Stockholders acknowledges that it has been informed by the Investors that the provisions of this Section 8.12 constitute a material inducement upon which the Investors are relying and will rely in entering into this Agreement.  Any Founder, Restricted Stockholder or the Company may file an original counterpart or a copy of this Section 8.12 with any court as written evidence of the consent of the Founders, Restricted Stockholders and the Company to the waiver of its right to trial by jury.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amended and Restated Stockholders Agreement to be duly executed as of the date first set forth above.

THE COMPANY:	QUANTERIX CORPORATION

	By:	/s/ Kevin Hrusovsky
Name: Kevin Hrusovsky
Title: President

Signature Page to Fourth Amended and Restated Stockholders Agreement

EXHIBIT A

Form of Joinder Agreement

The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Fourth Amended and Restated Stockholders Agreement (the “Agreement”) dated as of June 2, 2017, by and among Quanterix Corporation (the “Company”) and the parties named therein and for all purposes of the Agreement, the undersigned shall be included within the term [“Founder”/”Investor”/”Stockholder”/”Tufts”/”STRATEC”] (as defined in the Agreement).  The undersigned further confirms that the representations and warranties contained in Section II of the Agreement are true and correct as to the undersigned as of the date hereof.  The address and facsimile number to which notices may be sent to the undersigned is as follows:

Facsimile No.______________________________ .

[NAME OF UNDERSIGNED]

EXHIBIT B

Form of Employee Nondisclosure Noncompetition and Assignment Agreement